Exhibit 99.2

Healthpeak Properties Announces Pricing of Tender Offers

DENVER, May 18, 2021 /PRNewswire/ -- Healthpeak Properties, Inc. (NYSE: PEAK) (“Healthpeak”) announced today the consideration payable in connection with its previously announced tender offers (the “Tender Offers”) to purchase for cash up to an aggregate principal amount of $550,000,000 (the “Aggregate Maximum Tender Amount”) of its 3.400% Senior Notes due 2025 (the “3.400% Notes”) and its 4.000% Senior Notes due 2025 (the “4.000% Notes” and, together with the 3.400% Notes, the “Notes”) as described in the table below.

Title of Note	CUSIP Number	Principal Amount Outstanding	Target Allocation	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Premium (1)(2)	Total Consideration (1)(2)
3.400% Senior Notes due 2025	40414LAM1	$600,000,000	$250,000,000	0.75% UST due April 30, 2026	FIT1	+5 bps	$30	$1,085.31
4.000% Senior Notes due 2025	40414LAN9	$750,000,000	$300,000,000	0.75% UST due April 30, 2026	FIT1	+5 bps	$30	$1,115.70

(1)	Per $1,000 principal amount.

(2)	The Total Consideration for Notes validly tendered prior to or at the Early Tender Time (as defined below) and accepted for purchase is calculated using the applicable Fixed Spread (as set forth in the table above) and is inclusive of the Early Tender Premium (as set forth in the table above).

The Tender Offers were made on the terms and conditions set forth in the Offer to Purchase, dated May 4, 2021 (as the same may be further amended or supplemented, the “Offer to Purchase”). The Tender Offers will expire at 5:00 p.m., New York City Time, on June 2, 2021, unless earlier terminated.

The “Total Consideration” for each $1,000 principal amount of each series of Notes validly tendered and accepted for purchase pursuant to the Tender Offers was determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread for each series of Notes specified in the table above plus the yield based on the bid-side price of the applicable U.S. Treasury Reference Security specified in the table above at 10:00 a.m., New York City Time, today.

Only holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City Time, on May 17, 2021 (such date and time, as it may be extended with respect to a Tender Offer, the “Early Tender Time”) are eligible to receive the applicable Total Consideration for such Notes accepted for purchase. Holders of each series of Notes will also receive accrued and unpaid interest on their Notes validly tendered and accepted for purchase from the last interest payment date up to, but excluding, the settlement date. Withdrawal rights for the Notes expired at 5:00 p.m., New York City Time, on May 17, 2021. On May 19, 2021, Healthpeak expects to pay for the Notes that were validly tendered prior to or at the Early Tender Time and that are accepted for purchase.

Healthpeak will accept for purchase all of the 4.000% Notes that have been validly tendered and not validly withdrawn and will only accept for purchase such aggregate principal amount of 3.400% Notes that, taken together with the 4.000% Notes validly tendered and not validly withdrawn, does not exceed the Aggregate Maximum Tender Amount. Because the 3.400% Notes that have been validly tendered and not validly withdrawn exceed both the Target Allocation for such series and, when combined with the aggregate principal amount of 4.000% Notes validly tendered, exceed the Aggregate Maximum Tender Amount, the 3.400% Notes validly tendered and not validly withdrawn will be subject to proration. Healthpeak will use a proration rate of approximately 94% for the 3.400% Notes. The 3.400% Notes tendered by a holder will be multiplied by such proration rate and then rounded down to the nearest $1,000 increment.

Since the Aggregate Maximum Tender Amount was fully subscribed as of the Early Tender Time, Healthpeak will not accept for purchase any Notes validly tendered after the Early Tender Time.

Information Relating to the Tender Offer

Mizuho Securities USA LLC and Goldman Sachs & Co. LLC are serving as the dealer managers for the Tender Offers. Investors with questions regarding the Tender Offers may contact Mizuho Securities USA LLC at (212) 205-7736 (collect) or (866) 271-7403 (toll-free) or Goldman Sachs & Co. LLC at (212) 902-6351 (collect).

None of Healthpeak or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to any of the Tender Offers, and neither Healthpeak nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes, and the Tender Offers do not constitute an offer to buy or the solicitation of an offer to sell the Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Tender Offers are included in the Offer to Purchase. Holders are strongly encouraged to carefully read the Offer to Purchase, including materials incorporated by reference therein, because they contain important information. The Offer to Purchase may be downloaded from Global Bondholder Services Corporation’s website at www.gbsc-usa.com/healthpeak/ or obtained from Global Bondholder Services Corporation, free of charge, by calling toll-free at (866) 807-2200 (bankers and brokers can call collect at (212) 430-3774).

About Healthpeak

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns and develops high-quality real estate in the three private-pay healthcare asset classes of Life Science, Medical Office and CCRCs. For more information regarding Healthpeak, visit www.healthpeak.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties include, but are not limited to, Healthpeak’s ability to complete the Tender Offers and reduce its outstanding debt within expected time-frames or at all, and other risks and uncertainties described in the Offer to Purchase and in its Securities and Exchange Commission filings. Although Healthpeak believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Healthpeak can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and Healthpeak undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations, except as required by law.

Contact

Andrew Johns

Vice President – Corporate Finance and Investor Relations

(720) 428-5400